Exhibit 10.30

Extension To Kraig T. Higginson Promissory Note/LOC

Reference is made to the Promissory note by and between the undersigned parties, Sundance Strategies, Inc. and Kraig T. Higginson, said note originally dated July 22, 2015, subsequently extended to August 31, 2021.

Be it known, that for good consideration the parties made the following additions or changes to said contract as if contained therein:

1.	Total amount of the promissory note/line of credit to be increased to an amount not to exceed $4,600,000.

2.	Due date for the note is extended to the earlier of August 31, 2021 or at the time when the anticipated additional raise of funds is successful.

3.	As consideration for extending this note, Kraig T. Higginson will receive 500,000 warrant shares of Sundance Strategies, Inc. stock. The warrant price will be $.05 per share with a 5 year exercise period from the date of this note extension. The Company will have no obligation to register these shares.

All other terms and provisions shall remain in full force and effect.

Sundance Strategies, Inc.

/s/ Randall F. Pearson
By:	Randall F. Pearson, It’s President

Kraig T. Higginson

/s/ Kraig T. Higginson
By:	Kraig T. Higginson

Signed this 8th day of January 2020.